Exhibit 99.1

Picard Medical Announces Pricing of $5 Million Offering

Tucson, Ariz. May 5, 2026. Picard Medical, Inc. (NYSE American: PMI) (the “Company”), parent company of SynCardia Systems, LLC, maker of the world’s first total artificial heart approved by both the U.S. FDA and Health Canada, today announced the pricing of its “reasonable best efforts” offering with certain new and existing institutional investors for the purchase and sale of (i) 16,666,667 shares of the Company’s common stock, par value $0.0001 per share (or common stock equivalents in lieu thereof) (the “Common Stock”), (ii) series A common warrants to purchase up to 16,666,667 shares of Common Stock (the “Series A Common Warrants”), and (iii) series B common warrants to purchase up to 16,666,667 shares of Common Stock (the “Series B Common Warrants” together with the Series A Common Warrants, the “Common Warrants”) (the “Offering”). Each share of Common Stock or pre-funded warrant was sold together with an accompanying Series A and Series B Common Warrant at a combined offering price of $0.30 per share and accompanying Common Warrants. The gross proceeds to the Company from the offering are expected to be approximately $5 million, before deducting placement agent fees and other offering expenses payable by the Company.

WestPark Capital, Inc. is the sole placement agent for the Offering. The Offering is expected to close on or about May 6, 2026, subject to the satisfaction of customary closing conditions.

The Series A Common Warrants and the Series B Common Warrants will have an exercise price of $0.35 per share. The Series A Common Warrants will be exercisable immediately and will expire five years from the original issuance date. The Series B Common Warrants will be exercisable immediately and will expire 24 months from the original issuance date.

Each Pre-Funded Warrant is exercisable immediately upon issuance, will expire when exercised in full, and has an exercise price of $0.0001 per share. A holder of Pre-Funded Warrants or Common Warrants may not exercise such warrants to the extent that the holder, together with its affiliates and certain attribution parties, would beneficially own more than 4.99% (or, at the election of the holder prior to the issuance date, 9.99%) of the Company’s outstanding Common Stock following such exercise.

The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes including the payoff of redemption payments due on the senior secured note and working capital loans.

The Company has agreed to exchange certain existing warrants to purchase up to an aggregate of 7,009,346 shares of common stock at an exercise price of $2.675 per share for new warrants to purchase up to 10,000,000 shares of the Company’s Common Stock (the “New Warrants”). The New Warrants will have a reduced exercise price of $0.35 per share, will be exercisable immediately, and will expire five years from the original issuance date.

In connection with the exchange, the New Warrants eliminate certain provisions contained in the existing warrants, including (i) forced exercise provisions, which permitted the Company to require exercise upon specified trading price thresholds, and (ii) broad based anti dilution price protection provisions, which provided for automatic reductions to the exercise price and proportional share adjustments upon issuances below a defined price level.

The shares of Common Stock, pre-funded warrants, and Common Warrants are being offered by the Company pursuant to an effective registration statement on Form S-1, as amended (File No. 333-295333), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2026, and declared effective by the SEC on May 4, 2026 (the “Registration Statement”).

The offering is being made only by means of the prospectus forming part of the Registration Statement relating to the offering. A preliminary prospectus relating to this offering has been filed with the SEC, and a final prospectus relating to and describing the final terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Picard Medical and SynCardia

Picard Medical, Inc. is the parent company of SynCardia Systems, LLC (“SynCardia”), the Tucson, Arizona–based leader with the only commercially available total artificial heart technology for patients with end-stage heart failure. SynCardia develops, manufactures, and commercializes the SynCardia Total Artificial Heart (“STAH”), an implantable system that assumes the full functions of a failing or failed human heart. It is the first artificial heart approved by both the FDA and Health Canada, and it remains the only commercially available artificial heart in the United States and Canada. With more than 2,100 implants performed at hospitals across 27 countries, the SynCardia Total Artificial Heart is the most widely used and extensively studied artificial heart in the world. For additional information about Picard Medical, please visit www.picardmedical.com or review the Company’s filings with the U.S. Securities and Exchange Commission at www.sec.gov.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Forward-looking statements can often be identified by words such as “expect,” “intend,” and “will,” and similar expressions, and variations or negatives of these words. These statements include, but are not limited to, statements regarding the proceeds from the Offering, the closing of the Offering, and the use of proceeds. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, http://www.sec.gov.

Contact:

Investors

Eric Ribner

Managing Director

LifeSci Advisors LLC eric@lifesciadvisors.com

Picard Medical, Inc./SynCardia Systems, LLC IR@picardmedical.com

General/Media
Brittany Lanza
blanza@syncardia.com